UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2008

‘mktg, inc.’

(Exact name of registrant as specified in its charter)

Delaware	0-20394	06-1340408

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

75 Ninth Avenue, New York, New York	10011

(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (212) 660-3800

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

          On November 14, 2008, the Audit Committee of the Board of Directors of the Company concluded, following discussions with the Company’s management and independent registered public accounting firm, that the Company’s audited consolidated financial statements as of and for the fiscal year ended March 31, 2008, and unaudited interim consolidated financial statements as of and for the quarterly period ended June 30, 2008, should no longer be relied upon and may need to be restated.

          In connection with the preparation of the Company’s financial statements for its second fiscal quarter ended September 30, 2008, management became aware of an overstatement by approximately $4.8 million in certain general ledger accounts related to contracts in progress, as compared to the sub ledger accounts for contracts in progress. After reviewing the Company’s books and records dating back to March 31, 2008, management has determined that the March 31, 2008 audited balance sheet as well as the subsequent June 30, 2008 balance sheet overstated unbilled contracts in progress and deferred contract costs by an aggregate amount of up to $4.8 million, and that the overstatement of these accounts on the June 30, 2008 balance sheet was at least $4.0 million.

          Currently, the Company is unable to determine with specificity the adjustments required to be made to its previously issued financial statements. However, as a general matter, the Company believes that any such adjustments will result in a decrease in net income from that previously reported for its fiscal year ended March 31, 2008 and applicable interim periods, and may result in a decrease in net income from that previously reported for its fiscal quarter ended June 30, 2008. Management is continuing its review of the Company’s historical financial statements, ledger entries and transactions in an effort to determine with more specificity the nature and cause of the imbalance, the effects thereof, and the periods impacted thereby.

          Management has further determined that as a result of the errors described above, management’s previous conclusions included in the Company’s Quarterly and Annual Reports covering the periods ended June 30, 2008 and March 31, 2008, respectively, regarding the effectiveness and adequacy of the Company’s internal control over financial reporting and disclosure controls and procedures, were incorrect. Management’s current review of its financial statements and transactions will assist it in identifying with more precision the nature of these deficiencies. Once identified, the Company will seek to remediate such deficiencies to prevent a recurrence of future errors. The Company believes that any errors in prior financial statements were inadvertent and unintentional.

          The Company will need additional time to review the matters described above and work with its independent registered public accounting firm to file amended Forms 10-Q and 10-K before it will be able to file its Quarterly Report on Form 10-Q for its second quarter ended September 30, 2008. Accordingly, although the Company intends to make these filings and become current in its reporting obligations under the Securities Exchange Act of 1934, as amended, as soon as practicable, the Company can not currently predict when it will be able to do so.

          The Company’s Audit Committee has discussed the matters disclosed in this Item 4.02 with its independent registered public accounting firm.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2008

‘mktg, inc.’

By:	/s/ Fred Kaseff

Fred Kaseff,
Chief Financial Officer